Exhibit 11
                   WABAN INC. AND CONSOLIDATED SUBSIDIARIES
                  COMPUTATION OF NET INCOME PER COMMON SHARE


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                                                                                Fiscal Year Ended
                                                                ------------------------------------------------
                                                                 January 27,      January 28,       January 29,
                                                                     1996            1995               1994
                                                                 -------------    -------------   --------------
The computation of net income available and adjusted
  shares outstanding follows:
Net income as reported                                           $72,977,000      $64,990,000       $(17,782,000)
                                                                  ===========      ===========      ============
Net income used for primary computation                          $72,977,000      $64,990,000       $(17,782,000)
Add (where dilutive):
  Tax effected interest and amortization of debt
   expense on convertible debt                                     4,341,000        4,347,000            --
                                                                  -----------      -----------      ------------
Net income used for fully diluted computation                    $77,318,000      $69,337,000       $(17,782,000)
                                                                  ===========      ===========      ============
Weighted average number of common shares outstanding              33,014,364       33,142,641         33,082,362
Add (where dilutive):
  Assumed exercise of those options that are common
   stock equivalents net of treasury shares deemed
   to have been repurchased                                          206,081          262,373            --
                                                                  -----------      -----------      ------------
Weighted average number of common and common equivalent
  shares outstanding, used for primary computation                33,220,445       33,405,014         33,082,362
Add (where dilutive):
  Shares applicable to stock options in addition to those
  used in primary computation due to the use of period-end
   market price when higher than average price                       175,914           --                --
Assumed exercise of convertible securities                         4,387,879        4,387,879            --
                                                                  -----------      -----------      ------------
Adjusted shares outstanding used for fully diluted
  computation                                                     37,784,238       37,792,893         33,082,362
                                                                  ===========      ===========      ============
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